PRESENT:	Honorable David D. Egan Supreme Court Justice

STATE OF NEW YORK SUPREME COURT	COUNTY OF MONROE

TORVEC, INC., KEITH GLEASMAN AND
JAMES GLEASMAN

Plaintiffs,	ORDER
-vs-	Index No. 05-11028

CXO ON THE GO OF DELAWARE, LLC and CXO ON THE GO, LLC,

Defendants,

Defendants having brought on by Order to Show Cause dated May 24, 2006, an application pursuant to CPLR 5519(a)(4) and 5519(c), seeking to require the Plaintiffs to comply with the provisions of CPLR 5519(a)(4) or satisfy the Order and Judgment of this Court entered against them on May 8, 2006, and requiring Plaintiffs to provide and undertaking secured by bond or collateral in an amount of no less than one million five hundred thousands dollars ($1,500,000) or such other sum as the Court may find would protect and preserve the ability to satisfy the direction of the Court to which the Plaintiffs have taken an appeal,

NOW, upon reading the Order to Show Cause dated May 24, 2006, the Affidavit of Carolyn G. Nussbaum, sworn to May 23, 2006, the Affidavit of Philip A. Fain, sworn to June 5, 2006, and the Reply Affidavit of Carolyn G. Nussbaum, sworn to June 5, 2006, and all the exhibits attached thereto, submitted by Defendants in support of their application; and the Affidavit of Daniel R. Bickel, sworn to June 1, 2006, and the Affidavit of Michael R. Wolford, sworn to June 2, 2006, and all the exhibits attached thereto, submitted by Plaintiffs in opposition to Defendants’ application,

AND, the Court having heard Nixon Peabody LLP, Carolyn G. Nussbaum, in support of Defendants’ application and Wolford & Leclair LLP, Michael R. Wolford, in opposition to Defendants’ application,

AND, due deliberation having been held thereon and the Court having issued its Decision, a transcript of which is attached hereto as Exhibit A and made a part hereof, it is herby

ORDERED, that no automatic stay exists with respect to this Court’s Order and Judgment entered May 8, 2006, and it is further

ORDERED, that upon Plaintiffs’ request that the Court permit the warrants and 40,000 shares of stock to be placed with an officer designated by the Court pending the appeal from the Court’s Order and Judgment, pursuant to CPLR 5519(a)(4) and 5519(c) the Court exercises its discretion and grants a stay of the Court’s Order and Judgment entered May 8, 2006, so long as the Monroe County Clerk retains possession of the 40,000 shares of stock and 245,000 warrants at issue in that Order and Judgment, and further upon the posting of an undertaking by Plaintiffs in the amount of two hundred fifty thousands dollars ($250,000) on or before Wednesday June 21, 2006, and it is further

ORDERED, that the undertaking may be in the form of a deposit of funds with the Monroe County Treasurer, who shall hold the two hundred fifty thousand dollars ($250,000) in a Court and Trust Account for the purposes of holding the funds in escrow pursuant to the terms of this Order, and it is further

ORDERED, that the aforementioned property and undertaking shall remain in the possession of the Monroe County Clerk and/or Monroe County Treasurer pending further Order of this Court, and it is further

ORDERED, that Defendants’ application in all other respects is denied without prejudice.

Dated: June 16, 2006

s/ Honorable David D. Egan
Supreme Court Justice